Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Financial Dynamics, Investor Relations
Jim Byers (investors)
(415) 439-4504

For immediate release

RURAL/METRO APPLIES FOR RELISTING

ON NASDAQ SMALLCAP MARKET

SCOTTSDALE, Ariz. (Nov. 24, 2004) – Rural/Metro Corporation (OTCBB: RURL), a leading national provider of medical transportation and fire protection services, announced today that it has applied for relisting of its common stock on the Nasdaq SmallCap Stock Market.

The Nasdaq Listing and Hearing Review Council (the Listing Council) recently notified the Company that it had reversed the Nasdaq Listing Qualification Panel’s (the Panel) decision to delist the Company’s securities from the SmallCap Market based on events subsequent to the Panel’s decision and remanded the matter to the Panel for further consideration.

In order to relist its common stock, the Company must apply for relisting under the SmallCap Market’s initial listing standards. The Listing Council stated that the Company must evidence compliance with all requirements for initial listing on the SmallCap Market, except that it must demonstrate a minimum bid price of $1, instead of the $4 initial minimum bid price normally required. Today, the Company’s shares closed at $3.20.

The Company’s common stock will continued to trade on the OTC Bulletin Board pending Nasdaq’s review of the Company’s relisting application. There can be no assurance as to the timing and outcome of Nasdaq’s review.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 23 states and more than 400 communities throughout the United States.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others the Company’s ability to comply with applicable Nasdaq listing requirements. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2004 under the caption “Risk Factors” in the Management’s

Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

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